Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Decent Holding Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.0001 per Ordinary Share	(1)	457(o)		$	$8,000,000.00	0.0001531	$1,224.80
Fees to be Paid	Equity	Warrants to purchase Class A Ordinary Shares	(2)	Other				0.0001531
Fees to be Paid	Equity	Class A Ordinary Shares issuable upon exercise of the Warrants	(3)	457(o)		$	$17,600,000.00	0.0001531	$2,694.56

Total Offering Amounts:							$25,600,000.00		3,919.36
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$3,919.36

__________________________________________
Offering Note(s)

(1)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

In accordance with Rule 457(g) under the Securities Act, because the Registrant’s Ordinary Shares underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.
(3)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.